Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DPL REPORTS SECOND QUARTER EARNINGS

— Maintains 2006 Earnings Guidance —

DAYTON, Ohio, August 1, 2006 – DPL Inc. (NYSE: DPL) today reported basic earnings from continuing operations of $0.20 per share for the second quarter of 2006 compared to $0.14 per share for the second quarter of 2005. Total basic earnings were also $0.20 per share for the second quarter of 2006, since there were no earnings from discontinued operations. For the second quarter of 2005, total basic earnings were $0.18 per share, which included earnings from discontinued operations of $0.04 per share resulting from the sale of the private equity portfolio in 2005.

“Operational efficiency continues to improve,” stated Jim Mahoney, DPL President and Chief Executive Officer. “In addition, the ability to more fully recover our retail fuel and regulatory costs, as well as increased year-to-date plant availability for wholesale sales, helped offset reduced retail sales due to mild weather.”

For the six months ended June 30, 2006, basic earnings per share from continuing operations were $0.63 compared to $0.44 in 2005. Including discontinued operations, total basic earnings per share were $0.70 in 2006 versus $0.79 in 2005 for the six month period. The difference in the six month total basic earnings per share was primarily due to the inclusion of $0.35 per share in earnings from discontinued operations from the sale of the private equity portfolio in 2005 versus $0.07 per share for 2006, offset by a $0.19 per share increase in earnings from continuing operations in 2006.

Second Quarter and Year-To-Date Financial Results

Total revenues increased 5% to $309.0 million in the second quarter of 2006 compared to $293.4 million for the second quarter of 2005, reflecting higher average rates for retail and wholesale sales and greater wholesale sales volume. These increases were partially offset by lower retail sales volume, as cooling degree-days were down 26% compared to the same period for 2005.

	Three Months Ended June 30,
$ in millions	2006	2005	Variance
Electric Revenues - Retail	$258.2	$248.6	$9.6
Electric Revenues – Wholesale	30.5	24.7	5.8
Electric Revenues – RTO ancillary	17.4	17.5	(0.1)
Other Revenues, Net of Fuel Costs	2.9	2.6	0.3
Total Revenues	$309.0	$293.4	$15.6

For the six months ended June 30, 2006, total revenues increased 8% to $650.1 million compared to $600.5 million for the same period in 2005.

Fuel, which includes coal, gas, oil and emission allowance costs, increased by $7.4 million, or 10%, in the three months ended June 30, 2006 compared to the same period in 2005 driven by increased market prices.

	Three Months Ended June 30,
$ in millions	2006	2005	Variance
Coal	$72.6	$64.1	$8.5
Gas	3.1	2.1	1.0
Oil	1.8	1.3	0.5
Emission Costs	1.1	3.7	(2.6)
Total Fuel Costs	$78.6	$71.2	$7.4

Fuel costs rose by $13.1 million, or 9%, in the first half of 2006 compared to 2005 as a result of higher market prices and higher generation output as compared to 2005.

Purchased power decreased by $0.5 million, or 1%, in the second quarter compared to the same period in 2005 primarily due to lower purchased power volume and ancillary charges.

	Three Months Ended June 30,
$ in millions	2006	2005	Variance
Purchased Power	$24.9	$25.0	$(0.1)
RTO Ancillaries	12.1	12.5	(0.4)
Total Purchased Power	$37.0	$37.5	$(0.5)

Purchased power costs decreased by $4.0 million, or 6%, in the first half of 2006 compared to the prior year resulting from lower purchased power volume, offset slightly by higher average regional transmission organization (RTO) ancillary costs.

Gross margin (revenues minus fuel and purchased power) of $193.4 million for the second quarter of 2006 increased by $8.7 million from $184.7 million for the second quarter of 2005. This increase was driven mostly by the ability to recover additional retail fuel and regulatory costs.

Gross margin in the first half of 2006 increased to $425.0 million, or 11%, from $384.5 million in the first half of 2005.

Operation and maintenance expense increased $11.7 million for the three months ended June 30, 2006 compared to the same period in 2005. The increase includes $3.3 million in PJM administrative fees, comprised of $0.8 million of ongoing PJM costs and a non-recurring credit in 2005 of $2.5 million. DP&L began recovering PJM administrative fees in February of 2006. Other reasons for the higher operation and maintenance expense were an increase of $3.4 million in legal costs, $2.6 million in employee compensation and benefit expenses, $2.1 million in power production costs, $1.3 million in additional insurance reserves, and $0.8 million in a low-income assistance program. These increases were partially offset by a $3.5 million decrease in mark-to-market adjustments for restricted stock units.

Operation and maintenance expense increased $20.4 million for the six months ended June 30, 2006 compared to the same period in 2005.

Interest expense decreased $11.4 million, or 31%, for the second quarter of 2006 compared to the same period in 2005 primarily due to debt reduction of nearly $450 million, most of which occurred in the third quarter of 2005.

For the six months ended June 30, 2006 versus 2005, interest expense declined $24.2 million or 32%.

Other income increased $0.8 million in the second quarter of 2006 compared to the second quarter of 2005.

For the six months ended June 30, 2006, other income declined $10.9 million from the same period in 2005 reflecting a $12.3 million gain realized in 2005 from the sale of pollution control emission allowances. There were no emission allowance sales in 2006.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $249.9 million at June 30, 2006, compared to $595.8 million at December 31, 2005, a decrease of $345.9 million. This decrease was primarily due to the stock buyback program and increased capital expenditures. In addition, DPL had no short-term investments available for sale at June 30, 2006 compared to $125.8 million at December 31, 2005.

Capital expenditures were $200.3 million for the first half of 2006 and $81.2 million for the first half of 2005. Total capital additions are expected to approximate $365 million in 2006 primarily related to DPL’s flue gas desulfurization (scrubber) construction program at its generating plants. DPL expects to finance its capital additions in 2006 with a combination of cash on hand, tax-exempt debt and internally-generated funds.

Capital Forecast

Over the next three years (2006 – 2008), DPL is projecting to spend an estimated $820 million in capital projects, approximately 55% of which is to meet changing environmental standards. This forecast represents a $70 million increase over the projection at March 31, 2006 mainly due to revised capital expenditure forecasts at both DPL-operated and partner-operated plants.

Fuel Forecast

Fuel costs are forecasted to increase approximately 7% in 2006 compared to 2005 and to be flat in 2007 compared to 2006. Previously, DPL had projected fuel costs to be flat in 2006 compared to 2005 and increase 5% in 2007 compared to 2006. The forecast revision is due to anticipated increased generation volume in 2006 at a co-owned plant due to a change in a scheduled outage.

DPL’s coal requirements are approximately 95% hedged for 2006 and 83% for 2007.

Stock Buyback

As of June 30, 2006, DPL has repurchased nearly 13 million shares at a cost of $348.2 million. The stock buyback is part of a previously announced $400 million program that is expected to be completed in the third quarter of 2006.

Peaker Review

As previously announced, DPL is reviewing its peaking generation portfolio. As a part of that process, the Company is soliciting bids for three peaking generating sites, representing a capacity of 872 megawatts. DPL will determine the number of sites to sell, if any, after it receives the bids, which are expected in early September, and evaluates both the price and terms of the bids.

Chief Executive Officer Search

The DPL Board of Directors has formed a five-person search committee to identify a successor to current chief executive officer James Mahoney, who announced his resignation this past spring. The committee has interviewed a number of candidates and continues to make progress. In the interim, Mr. Mahoney will remain in his position as CEO.

“We are pleased with where we are in the search process,” said Glenn Harder, DPL Chairman of the Board. “The logistics of arranging interviews have caused it to take longer than originally anticipated. In the meantime, Jim has been gracious enough to continue as CEO to ensure a smooth transition.”

Future Outlook

The Company reaffirmed its basic earnings per share from continuing operations guidance of $1.35 to $1.50 for 2006 and $1.65 to $1.80 for 2007.

Conference Call/Webcast

DPL will conduct a webcast conference call with financial analysts on Wednesday, August 2, 2006, at 9:00 a.m. Eastern Time to discuss results. Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section. Please go to the website at least fifteen minutes prior to the start of the event to register, download and install any necessary audio software to listen to the webcast. For those who are unable to listen to the live webcast, it will be archived on the DPL Inc. website.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER). DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units. Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

DPL Inc.

CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
$ in millions except per share amounts	2006	2005	2006	2005
	(unaudited)		(unaudited)

Revenues	$309.0	$293.4	$650.1	$600.5

Cost of revenues:
Fuel	78.6	71.2	162.8	149.7
Purchased power	37.0	37.5	62.3	66.3

Total cost of revenues	115.6	108.7	225.1	216.0

Gross margin	193.4	184.7	425.0	384.5

Operating expenses:
Operation and maintenance	70.6	58.9	133.0	112.6
Depreciation and amortization	38.2	36.9	75.1	72.8
General taxes	27.0	26.2	55.0	54.0
Amortization of regulatory assets, net	1.7	0.4	2.8	0.9
Total operating expenses	137.5	122.4	265.9	240.3

Operating income	55.9	62.3	159.1	144.2

Investment income	4.5	4.7	10.9	10.8
Interest expense	(25.9)	(37.3)	(52.2)	(76.4)
Charge for early redemption of debt	—	(2.1)	—	(2.1)
Other income (deductions)	0.6	(0.2)	0.3	11.2

Earnings from continuing operations before income tax	35.1	27.4	118.1	87.7
Income tax expense	12.5	10.7	44.2	34.9
Earnings from continuing operations	22.6	16.7	73.9	52.8

Discontinued operations
(Loss) Income from discontinued operations	—	(1.1)	(0.5)	33.9
Net gain on sale	—	11.9	13.2	40.7
Income tax expense	—	5.6	5.1	31.8
Earnings from discontinued operations, net	—	5.2	7.6	42.8

Net Income	$22.6	$21.9	$81.5	$95.6

Average number of common shares outstanding (millions):
Basic	114.1	120.7	117.1	120.5
Diluted	123.4	128.6	126.3	128.1

Earnings per share of common stock
Basic:
Earnings from continuing operations	$0.20	$0.14	$0.63	$0.44
Earnings from discontinued operations	—	0.04	0.07	0.35
Total Basic	$0.20	$0.18	$0.70	$0.79

Diluted:
Earnings from continuing operations	$0.18	$0.13	$0.59	$0.41
Earnings from discontinued operations	—	0.04	0.06	0.34
Total Diluted	$0.18	$0.17	$0.65	$0.75

Dividends paid per share of common stock	$0.250	$0.240	$0.500	$0.480

Book value per share	$6.64	$8.79	$6.64	$8.79

DPL Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
$ in millions	2006	2005
	(unaudited)

Cash flows from operating activities:
Net income	$81.5	$95.6
Less: Earnings from discontinued operations	(7.6)	(42.8)
Earnings from continuing operations	73.9	52.8

Adjustments:
Depreciation and amortization	75.1	72.8
Amortization of regulatory assets, net	2.8	0.9
Deferred income taxes	3.4	(1.8)
Captive insurance provision	3.5	2.6
Gain on sale of other investments	(2.2)	(4.2)
Changes in certain assets and liabilities	(24.9)	(14.2)
Deferred compensation assets	3.5	3.3
Deferred compensation obligations	(1.4)	7.6
Other	(0.3)	2.8
Net cash provided by operating activities	133.4	122.6

Cash flows from investing activities:
Capital expenditures	(200.3)	(81.2)
Purchases of short-term investments and securities	(856.0)	(7.4)
Sales of short-term investments and securities	984.0	26.0
Cash flow from discontinued operations	—	868.4
Net cash provided by / (used for) investing activities	(72.3)	805.8

Cash flows from financing activities:
Purchase of treasury shares	(348.2)	—
Exercise of stock options	0.2	9.6
Retirement of long-term debt	—	(45.4)
Retirement of preferred securities	—	(0.1)
Dividends paid on common stock	(59.0)	(57.4)
Net cash (used for) financing activities	(407.0)	(93.3)

Cash and cash equivalents:
Net change	(345.9)	835.1
Balance at beginning of period	595.8	202.1
Cash and cash equivalents at end of period	$249.9	$1,037.2

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$48.4	$75.4
Income taxes paid, net	$77.0	$12.5

DPL Inc.

CONSOLIDATED BALANCE SHEETS

	At	At
	June 30,	December 31,
$ in millions	2006	2005
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$249.9	$595.8
Short-term investments available for sale	—	125.8
Accounts receivable, less provision for uncollectible accounts of $1.6 and $1.0, respectively	206.9	194.9
Inventories, at average cost	96.7	80.2
Taxes applicable to subsequent years	22.9	45.9
Other current assets	24.1	20.2
Total current assets	600.5	1,062.8

Property:
Property, plant and equipment	4,846.2	4,667.7
Less: Accumulated depreciation and amortization	(2,161.5)	(2,094.8)
Net property	2,684.7	2,572.9

Other noncurrent assets:
Regulatory assets	80.5	83.8
Other deferred assets	80.3	72.2
Total other noncurrent assets	160.8	156.0

Total Assets	$3,446.0	$3,791.7

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$226.0	$0.9
Accounts payable	179.2	130.2
Accrued taxes	87.1	178.5
Accrued interest	30.5	28.9
Other current liabilities	34.3	31.1
Total current liabilities	557.1	369.6

Noncurrent liabilities:
Long-term debt	1,452.0	1,677.1
Deferred taxes	339.9	327.0
Unamortized investment tax credit	45.0	46.4
Insurance and claims costs	27.8	24.3
Other deferred credits	278.4	286.3
Total noncurrent liabilities	2,143.1	2,361.1

Cumulative preferred stock not subject to mandatory redemption	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.1	1.3
Other paid-in capital, net of treasury stock	—	25.1
Warrants	50.0	50.0
Common stock held by employee plans	(75.2)	(86.1)
Retained earnings	760.7	1,062.0
Accumulated other comprehensive loss	(13.7)	(14.2)
Total common shareholders’ equity	722.9	1,038.1

Total Liabilities and Shareholders’ Equity	$3,446.0	$3,791.7

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Sales (millions of kWh):
Residential	1,039	1,101	2,507	2,636
Commercial	938	966	1,831	1,851
Industrial	1,097	1,097	2,085	2,107
Other retail	351	366	689	697
Other miscellaneous revenues	—	—	—	—
Total retail	3,425	3,530	7,112	7,291

Wholesale	681	577	1,500	1,194

Total sales	4,106	4,107	8,612	8,485

Revenues ($ in thousands):
Residential	$101,464	$100,025	$232,095	$225,957
Commercial	73,000	69,682	144,299	133,292
Industrial	59,687	55,720	117,492	108,580
Other retail	21,627	20,955	42,234	39,711
Other miscellaneous revenues	2,414	2,234	5,393	4,984
Total retail	258,192	248,616	541,513	512,524

Wholesale	30,522	24,698	67,942	49,795

RTO ancillary revenues	17,339	17,450	35,043	32,952

Other revenues, net of fuel costs	2,925	2,580	5,623	5,218

Total revenues	$308,978	$293,344	$650,121	$600,489

Other Statistics:
Average price per kWh - retail (cents)	7.47	6.98	7.54	6.96
Fuel cost per net kWh generated (cents)	2.04	1.85	1.95	1.85
Electric customers at end of period	513,965	511,393	513,965	511,393
Average kWh use per residential customer	2,273	2,421	5,485	5,799
Peak demand - maximum one-hour use (mw)	2,954	3,038	2,954	3,038

Degree Days
Heating	554	618	3,068	3,515
Cooling	206	278	206	278

Inquiries concerning this report should be directed to:

Arthur Meyer

Vice President

Telephone (937) 259-7208

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.

DPL Inc.

FINANCIAL DATA

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	June 30,
	2006	2005
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.20	$0.14
—From Discontinued Operations	$—	$0.04
Total	$0.20	$0.18

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.18	$0.13
—From Discontinued Operations	$—	$0.04
Total	$0.18	$0.17

Earnings
—From Continuing Operations	$22.6	$16.7
—From Discontinued Operations	$—	$5.2
Total	$22.6	$21.9

Average Number of Common Stocks Outstanding:
Basic	114.1	120.7
Diluted	123.4	128.6

	Six Months Ended
	June 30,
	2006	2005
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.63	$0.44
—From Discontinued Operations	$0.07	$0.35
Total	$0.70	$0.79

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.59	$0.41
—From Discontinued Operations	$0.06	$0.34
Total	$0.65	$0.75

Earnings
—From Continuing Operations	$73.9	$52.8
—From Discontinued Operations	$7.6	$42.8
Total	$81.5	$95.6

Average Number of Common Stocks Outstanding:
Basic	117.1	120.5
Diluted	126.3	128.1